Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2018 Financial Results

– Total Revenues Increased 9.6% –

– Earnings Per Share Up 28.1% –

WINTER PARK, Fla.—(BUSINESS WIRE)—August 10, 2018—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended July 1, 2018.

Highlights for the second quarter of 2018 were as follows:

•	Restaurant sales in the second quarter of 2018 increased 10.0% to $103.5 million compared to $94.1 million in the second quarter of 2017.
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The Company reported net income of $9.6 million, or $0.32 per diluted share, in the second quarter of 2018, compared to net income of $7.8 million, or $0.25 per diluted share, in the second quarter of 2017.

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Income from continuing operations in the second quarter of 2018 was $9.6 million, or $0.32 per diluted share, compared to income from continuing operations of $7.8 million, or $0.25 per diluted share, in the second quarter of 2017.

•	Net income in the second quarter of 2018 included a $0.3 million income tax benefit related to the impact of discrete income tax items.
•	Net income in the second quarter of 2018 also included $0.4 million in deal-related expenses associated with the acquisition of the six restaurants of our Hawaiian franchisee.
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Excluding these adjustments, as well as the results from discontinued operations, non-GAAP diluted earnings per common share were $0.32 in the second quarter of 2018, compared to $0.25 in the second quarter of 2017.  The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

Michael P. O'Donnell, Chairman and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “I am pleased with our second quarter results, which reflect the strength and consistency of our business.  Financial results included revenue growth of 9.6%, comparable restaurant sales growth of 1.3%, and restaurant level margin expansion.  Our Hawaiian restaurants are steadily achieving sales and profits ahead of our expectations, and we are in the final stages of a successful integration.”

O’Donnell continued, “I am incredibly proud of the team we have assembled here at Ruth’s Hospitality Group and of our many accomplishments over the last 10 years.  The Company is well-positioned for continued success, due in large part to initiatives designed and implemented by Cheryl Henry, our new Chief Executive Officer.  I remain extremely confident in the future of the Company, and look forward to supporting Cheryl in my new role as Executive Chairman.”

Review of Second Quarter 2018 Operating Results

Total revenues in the second quarter of 2018 were $109.6 million, an increase of 9.6% compared to $100.0 million in the second quarter of 2017.

Company-owned Sales

•	Calendar comparable restaurant sales at Company-owned restaurants increased 1.3%, which consisted of a traffic decrease of 0.1%, as measured by entrees, and an average check increase of 1.4%.

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The calendar shift of Easter from the second quarter of 2017 into the first quarter of 2018 negatively impacted second quarter 2018 comparable restaurant traffic and sales by approximately 70 basis points.

•	Fiscal average unit weekly sales were $103.4 thousand in the second quarter of 2018, compared to $103.5 thousand in the second quarter of 2017.
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77 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2018, compared to 70 Ruth’s Chris Steak House restaurants at the end of the second quarter of 2017.  Total operating weeks for the second quarter of 2018 increased to 1,001 from 910 in the second quarter of 2017.

Franchise Income

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Franchise income in the second quarter of 2018 was $4.5 million, an increase of 4.7% compared to $4.3 million in the second quarter of 2017.  The increase in franchise income was driven by a 1.3% increase in comparable franchise restaurant sales as well as the impact of the new revenue recognition standard, partially offset by the acquisition of the Hawaii restaurant locations.

•	75 franchisee-owned restaurants were open at the end of the second quarter of 2018 compared to 81 at the end of the second quarter of 2017.

Operating Expenses

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Food and beverage costs, as a percentage of restaurant sales, decreased 180 basis points to 28.1%, primarily driven by a 10% decrease in total beef costs, as well as by an increase in average check of 1.4%.

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Restaurant operating expenses, as a percentage of restaurant sales, increased 50 basis points to 48.3%.  The increase in restaurant operating expenses as a percentage of restaurant sales was primarily due to an increase in occupancy related expenses.

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General and administrative expenses, as a percentage of total revenues, increased 40 basis points to 8.5%.   The increase as a percentage of total revenues was primarily driven by additional costs related to the integration of the recently acquired Hawaiian restaurants.

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Marketing and advertising costs, as a percentage of total revenues, increased 80 basis points. The increase in marketing and advertising costs in the second quarter of fiscal year 2018 was primarily attributable to a planned increase in advertising spending, in addition to the reclassification of certain administrative support costs that have been historically charged to general and administrative costs.

•	Pre-opening costs in the second quarter of 2018 were $0.3 million compared to $0.2 million in the second quarter of 2017, driven by the timing of new restaurant openings.
•	Income tax expenses declined from $3.6 million in the second quarter of 2017 to $1.8 million largely as a result of the enactment of the Tax Cuts and Jobs Act.

Development Update

The Company expects to open two new restaurants during the balance of 2018.  The first in Jersey City, NJ in the third quarter and another in Paramus, NJ in the fourth quarter.  Additionally, a restaurant operating under a management agreement in Reno, NV is expected to open early in the first quarter of 2019.

Franchise partners opened one new restaurant and expect to open another new restaurant in 2018.  The first in Fort Wayne, IN opened during the second quarter on May 7th, and another in Markham, Ontario is expected to open in the fourth quarter.

Share Repurchase and Debt

The Company repurchased 224,605 shares during the second quarter of 2018, for approximately $5.9 million or $26.46 per share.  At the end of the quarter, the Company had approximately $44.7 million remaining under its share repurchase authorization.

At the end of the second quarter of 2018, the Company had $50 million in debt outstanding under that facility, with an additional $35.8 million of availability.

Quarterly Cash Dividend

Subsequent to the end of the quarter, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.11 per share.  The dividend will be paid on September 6, 2018 to shareholders of record as of the close of business on August 23, 2018, and represents a 22% increase from the quarterly cash dividend paid in August of 2017.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is revising its full year 2018 outlook based on a 52 week year ending December 30, 2018, as follows:

•	Food and beverage costs of 28.0% to 30.0% of restaurant sales
•	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
•	Marketing and advertising costs of 3.8% to 4.0% of total revenue
•	General and administrative expenses of $33 million to $35 million, exclusive of the integration costs related to the acquisition of the Hawaiian restaurants
•	Effective tax rate of 17% to 19%, excluding discreet income tax items
•	Capital expenditures of $30 million to $32 million
•	Fully diluted shares outstanding of 30.5 million to 31.0 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss second quarter 2018 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Michael P. O'Donnell, Chairman and Chief Executive Officer, Arne G. Haak, Executive Vice President and Chief Financial Officer and Cheryl Henry, President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 323-794-2093. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 8635792. The replay will be available until Friday, August 17, 2018. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, strategy, financial outlook, capital expenditures, our effective tax rate and the expected impact and timing of integration of the Hawaii franchisee also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; the impact of recent tax legislation and accounting policy changes; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of the Company’s goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Credit Agreement; changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; unanticipated costs associated with the Hawaii franchisee acquisition; and the Company’s inability to successfully integrate the Hawaii franchisee restaurants into its operations. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017

Revenues:
Restaurant sales	$103,538	$94,145	$213,902	$193,600
Franchise income	4,457	4,257	8,874	8,647
Other operating income	1,640	1,613	3,384	3,306
Total revenues	109,635	100,015	226,160	205,553
Costs and expenses:
Food and beverage costs	29,049	28,114	60,454	56,693
Restaurant operating expenses	50,022	45,005	101,702	90,452
Marketing and advertising	4,640	3,412	8,117	5,859
General and administrative costs	9,274	8,035	18,248	16,171
Depreciation and amortization expenses	4,673	3,731	9,134	7,236
Pre-opening costs	272	173	412	1,352
Total costs and expenses	97,930	88,470	198,067	177,763
Operating income	11,705	11,545	28,093	27,790
Other income (expense):
Interest expense, net	(403)	(144)	(783)	(324)
Other	22	14	34	39
Income from continuing operations before income tax expense	11,324	11,415	27,344	27,505
Income tax expense	1,763	3,611	4,147	8,616
Income from continuing operations	9,561	7,804	23,197	18,889
Income (loss) from discontinued operations, net of income taxes	12	7	22	(30)
Net income	$9,573	$7,811	$23,219	$18,859
Basic earnings per common share:
Continuing operations	$0.32	$0.26	$0.78	$0.62
Discontinued operations	-	-	-	-
Basic earnings per share	$0.32	$0.26	$0.78	$0.62
Diluted earnings per common share:
Continuing operations	$0.32	$0.25	$0.76	$0.60
Discontinued operations	-	-	-	-
Diluted earnings per share	$0.32	$0.25	$0.76	$0.60
Shares used in computing net income per common share:
Basic	29,713,825	30,548,258	29,701,847	30,561,741
Diluted	30,375,306	31,264,266	30,377,194	31,255,441
Dividends declared per common share	$0.11	$0.09	$0.22	$0.18

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations and restaurants closing costs, the impact of certain discrete income tax items and the impact of acquisition related costs because these items are not reflective of the ongoing operations of our business.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

	13 Weeks Ended		26 Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017
GAAP Net income	$9,573	$7,811	$23,219	$18,859
GAAP Income tax expense	1,763	3,611	4,147	8,616
GAAP (Income) loss from discontinued operations	(12)	(7)	(22)	30
GAAP Income from continuing operations before income tax expense	11,324	11,415	27,344	27,505
Adjustments:
Hawaii acquisition costs	409	-	861	-
Adjusted net income from continuing operations before income taxes	11,733	11,415	28,205	27,505
Adjusted income tax expense (1)	(1,863)	(3,611)	(4,355)	(8,616)
Impact of excluding certain discrete income tax items	(273)	-	(631)	(247)
Non-GAAP net income	$9,597	$7,804	$23,219	$18,642

GAAP diluted earnings per common share	$0.32	$0.25	$0.76	$0.60

Non-GAAP diluted earnings per common share	$0.32	$0.25	$0.76	$0.60

Weighted-average number of common shares outstanding - diluted	30,375,306	31,264,266	30,377,194	31,255,441

(1) Adjusted income tax expense is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.